Exhibit 10(h)

REVOLVING LINE OF CREDIT PROMISSORY NOTE

(FOR BANK HOLDING COMPANY)

UNSECURED LOAN

Principal	Loan Date	Maturity	Loan No.	Officer

$2,000,000.00	April 21, 2005	May 1, 2007

References above are for Lender’s use only and do not constitute any part of the terms and provisions of this Revolving Line of Credit Promissory Note.

Borrower:	Frederick County Bancorp, Inc.	Lender:	Atlantic Central Bankers Bank
	P.O. Box 1100		1400 Market Street
	Frederick, MD 21702-0100		P.O. Box 1109
Camp Hill, PA 17001-1109

Principal Amount:  $2,000,000.00       Initial Rate:    5.75%    Date of Note:     April 21, 2005

PROMISE TO PAY.  Borrower promises to pay to ATLANTIC CENTRAL BANKERS BANK, or its order, in lawful money of the United States of America, the principal amount of Two Million and No/100 Dollars ($2,000,000.00) or as much as may be outstanding from time to time under the Revolving Line of Credit extended by ATLANTIC CENTRAL BANKERS BANK to Borrower, together with interest on the unpaid outstanding principal balance of each advance under the Revolving Line of Credit from the date of each advance until repayment of each advance at the rate or rates of interest set forth in herein.

1.             DEFINITIONS.  The following words, terms and/or phrases shall have the following meanings and definitions for purposes of this Revolving Line of Credit Promissory Note:

TERMS	DEFINITION

“Borrower”	Frederick County Bancorp, Inc., its successors and assigns.

“Lender”	Atlantic Central Bankers Bank, its successors and assigns.

“Note”	This Revolving Line of Credit Promissory Note.

“Wall Street Journal Prime Rate of Interest”

The annual interest rate announced and published from time to time in the Money Section of the Wall Street Journal as the Wall Street Journal Prime Rate.

The Wall Street Journal Prime Rate may be greater or lesser than interest rates which Lender charges for loans made to other borrowers and is not solely based on or dependent upon the interest rate(s) which Lender may charge to other borrowers or class of borrowers.

2.             RELATED DOCUMENTS.  The terms, provisions, covenants and conditions of the Loan Agreement: (a) are incorporated into this Note; and (b) shall govern this Note.  All definitions of capitalized words, phrases and/or terms set forth in the Loan Agreement shall apply to words, terms and/or phrases set forth in this Note which are not expressly defined in this Note.

3.             ADVANCES UNDER REVOLVING LINE OF CREDIT.  Borrower has requested that Lender make loans and/or advances to Borrower under the Revolving Line of Credit from time to time during the Commitment Period in an amount and/or amounts, which at any one time shall not exceed the Commitment Amount.  Lender agrees, subject to the terms, provisions, conditions and covenants set forth in the Loan Agreement and in this Note and in reliance upon the warranties and representations extended by Borrower to Lender in the Loan Agreement, to make such loans and/or advances to Borrower under the Revolving Line of Credit during the Commitment Period, which loans and/or advances shall not exceed at any one time the Commitment Amount.

3.1           LENDER MAY EXTEND THE COMMITMENT PERIOD FROM TIME TO TIME BY ISSUING TO BORROWER A “NOTICE OF RENEWAL” IN WRITING AND REFERENCING THIS NOTE AND EXTENDING THE TERMINATION DATE TO SUCH DATE AND ON SUCH TERMS AND CONDITIONS AS LENDER IN ITS SOLE DISCRETION ELECTS.

3.2           During the Commitment Period, Borrower may borrow, repay and re-borrow under the Revolving Line of Credit provided that at any one time the amount borrowed under the Revolving Line of Credit does not exceed the Commitment Amount.

3.3           This Note evidences a Revolving Line of Credit. Loans and advances under this Note, as well as directions for debits from Borrower’s accounts for payments of Obligations, may be requested orally or in writing by Borrower or by an authorized designated employee and/or officer of Borrower. Lender will require that all oral requests for loans and advances are confirmed in writing by said authorized employee and/or officer of Borrower. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the written instructions of said authorized employee and/or officer of Borrower; and/or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer printouts.

3.4           Lender shall have no obligation to advance funds under this Note if: (A) An Event of Default has occurred; and/or (B) Borrower has utilized funds loaned and/or advanced by Lender to Borrower under the Revolving Line of Credit for purposes other than those authorized by the Loan Agreement.

4.             PAYMENT.  Borrower will pay regular monthly payments of all accrued and unpaid interest due at the rate(s) set forth in Paragraph 5 of this Note as of each payment date, beginning May 1, 2005, with all subsequent interest payments to be due on the same day of each successive month until the Termination Date. Borrower will pay all outstanding principal on this Note on the Termination Date. In addition, on the Termination Date, Borrower will also pay any accrued and unpaid interest at the rate(s) set forth in this Note and any late charges and fees, costs and expenses, if any, to which Lender is entitled pursuant to this Note and the Loan Agreement. Except as provided in Paragraph 5 hereof, or unless otherwise agreed to by Lender or required by applicable law, payments by Borrower on account of the Revolving Line of Credit will be applied first to accrued unpaid interest at the rate(s) set forth in this Note, then to principal and any remaining amount to any unpaid collection costs and late charges, if any.

5.             VARIABLE INTEREST RATE.

5.1           Subject to the provisions of Paragraph 8 hereof, the interest rate on all loans and advances on the Revolving Line of Credit will be the Wall Street Journal Prime Rate of Interest. The Wall Street Journal Prime Rate of Interest is a variable rate of interest, which changes from time to time as the Wall Street Journal Prime Rate of Interest changes. The Wall Street Journal Prime Rate currently is five and three-quarters of one percent (5.75%) per annum.

NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

5.2           The interest rate set forth in Section 5.1 hereof will be computed and calculated on a year consisting of 360 days but billed and charged for the actual number of days of each month.

6.             PREPAYMENT.  During the Commitment Period, Borrower may repay without penalty any or all of the loans and advances made by Lender to Borrower under the Revolving Line of Credit.  Such repayments of loans and advances made under the Revolving Line of Credit by Borrower shall reduce the outstanding principal balance due on the Revolving Line of Credit.  Any such repayments of loans and advances on the Revolving Line of Credit by Borrower shall not be applied to interest on the outstanding loans and advances on the Revolving Line of Credit, shall not be a substitute for regular monthly payments of accrued and unpaid interest required under Paragraph 4 hereof and shall not relieve the obligation of Borrower to make monthly payments of accrued and unpaid interest under Paragraph 4 hereof. Borrower agrees not to send Lender any payments of principal and/or interest marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, such instructions or conditions by Borrower shall be null and void, of no legal effect and non-binding on Lender so that Lender may accept said payment without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any and all amount or amounts owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed, “without recourse” or similar language or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Loan Operations 1400 Market Street, P.O. Box 1109, Camp Hill, PA 17001-1109.

7.             LATE CHARGE.  If any monthly payment of accrued and unpaid interest required under Paragraph 4 hereof is 16 days or more late, Borrower will be charged the greater of: (a) 5% of the regularly scheduled payment; or (b) $50.00.

8.             INTEREST AFTER DEFAULT.  Upon the occurrence of an Event of Default, as defined herein, or on the Termination Date, Lender, at its option, and without notice to Borrower, may, if permitted under applicable law, increase the interest rate on the outstanding loans and advances on the Revolving Line of Credit, which have not been repaid, to three (3) percentage points over the Wall Street Journal Prime Rate. This default interest rate will not exceed the maximum rate permitted by applicable law.  The Default Rate of Interest as provided for herein will be computed and calculated on a year consisting of 360 days but billed and charged for the actual number of days of each month.

9.             DEFAULT.

9.1.          List.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

A.            Payment Default.  Borrower fails to make any monthly payment of accrued and unpaid interest at the rate(s) set forth in Paragraph 5 of this Note within fifteen (15) days of being due under this Note and/or fails to pay in full all outstanding loans and advances on the Revolving Line of Credit on the Termination Date and all accrued and unpaid interest at the rate(s) set forth in Paragraph 5 of this Note, as well as all late charges and fees, costs and expenses, if any, to which Lender is entitled pursuant to this Note and the Loan Agreement on the Termination Date.

B.            Payment Default-Other Obligations.  Borrower fails to pay within fifteen (15) days of being due any principal, interest and costs due Lender under any Obligations of Borrower to Lender.

C.            Other Defaults.  Borrower fails to comply with or to perform any Obligations of Borrower within sixty (60) days of the date Borrower is to perform and/or comply with said Obligations of Borrower other than as provided for in Paragraphs 9.1.A and 9.1.B hereof.

D.            Default in Favor of Third Parties.  Borrower defaults under any Indebtedness to any third Persons that may materially affect any of Borrower’s property, Borrower’s ability to repay this Note or ability of Borrower to perform and/or pay Obligations of Borrower.

E.             False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower set forth in the Loan Agreement is false or misleading in any material respect, either now or at the time made or furnished, or becomes false or misleading at any time thereafter.

F.             Insolvency, etc.  (1) The cessation of Borrower’s and/or Subsidiary’s business activities; (2) the dissolution or termination of Borrower’s and/or Subsidiary’s existence as a going business concern and/or Borrower’s and/or Subsidiary’s corporate existence; (3) the insolvency of Borrower and/or Subsidiary; (4) the appointment of a receiver, conservator and/or custodian for all and/or any of Borrower’s and/or Subsidiary’s assets and/or for Borrower and/or Subsidiary; (5) any assignment for the benefit of creditors of all and/or any of Borrower’s and/or Subsidiary’s assets; (6) any type of creditor workout involving Borrower and/or Subsidiary and/or all and/or any of Borrower’s and/or Subsidiary’s assets; (7) the commencement of any proceeding under any federal bankruptcy or insolvency laws by or against Borrower and/or Subsidiary and/or all and/or any of Borrower’s assets and/or Subsidiary’s assets; (8) the sale and/or liquidation of a substantial amount of Borrower’s and/or Subsidiary’s assets other than in the ordinary course of business; (9) the revocation and/or suspension of Borrower’s and/or Subsidiary’s charter by any state and/or federal department, agency, bureau, authority, body, subdivision or quasi-government corporation which regulates the business conducted by Borrower and/or Subsidiary; (10) merger and/or consolidation of Borrower with any other entity; and/or (11) any action and/or proceeding by any federal and/or state agency, bureau, subdivision, department, body, authority, commission or quasi-government corporation, which regulates the Borrower and/or Subsidiary and/or Borrower’s and/or Subsidiary’s business, which results in the seizure and/or taking control of Borrower’s and/or Subsidiary’s business and/or Borrower’s and/or Subsidiary’s assets and/or which results in the closing and terminating the business operations of Borrower and/or Subsidiary.

G.            Creditor or Forfeiture Proceedings.  Commencement of any creditor, foreclosure, execution or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any Person against any of Borrower’s assets. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor, foreclosure, execution or forfeiture proceeding and provided that Borrower: (1) provides Lender with written notice of the creditor, foreclosure, execution or forfeiture proceeding; and (2) deposits with Lender monies or a surety bond for the creditor, foreclosure, execution or forfeiture proceeding, in an amount, in a form and containing terms and provisions as required and determined by Lender, in its sole discretion.

H.            Change In Ownership.  Any change in ownership of Borrower and/or Subsidiary.

9.2           Nature of Default.

A.            An Event of Default shall automatically occur without the need for Lender to issue any written demand and/or notice to Borrower.

B.            No Event of Default shall be deemed waived by Lender unless the waiver is in writing and executed by a duly authorized corporate officer of Lender.

C.            No failure of Lender to take any action or exercise any rights and/or remedies upon the occurrence of an Event of Default shall constitute a waiver by Lender of any existing dissimilar or future similar or dissimilar Event of Default on the part of or by Borrower.

10.           LENDER’S RIGHTS.

10.1         List.  Upon the occurrence of an Event of Default, Lender may, after giving such notices as maybe required by applicable law:

A.            Declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and payable in full:

B.            Cease making any loans and/or advances to Borrower under the Revolving Line of Credit;

C.            Invoke the default rate of interest as provided in Paragraph 8 hereof;

D.            Exercise all rights and remedies available to Lender under this Note and/or under the Loan Agreement; and/or

E.             Exercise all rights and remedies available to Lender under the Laws, case decisions of the Commonwealth of Pennsylvania, United States of America and Rules of Civil Procedure of the Commonwealth of Pennsylvania and under the Federal Rules of Civil Procedure.

10.2.        Nature of Remedies.

A.            All remedies are cumulative and the failure of Lender to exercise one, several or all remedies shall not be deemed an election of remedies so as to preclude the Lender from subsequently exercising remedies not originally exercised by Lender.

B.            Except as required by the case decisions, Laws and Rules of Civil Procedure of the Commonwealth of Pennsylvania and under the Federal Rules of Civil Procedure, Lender shall not be required to give any notice to Borrower prior to the exercise of any rights and remedies by Lender.

C.            In exercising its rights and remedies, Lender may proceed against any assets of Borrower, whether pledged to Lender or not, simultaneously and/or in any order as Lender in its sole discretion deems advisable.

11.           ATTORNEYS’ FEES; EXPENSES.  Upon the occurrence of an Event of Default, in the event Lender enforces its rights and remedies under this Note, in the event Borrower files any federal bankruptcy, dissolution, insolvency or receivership proceeding or any federal bankruptcy, dissolution, insolvency or receivership proceeding is filed against Borrower, in the event of any litigation between Lender and Borrower, and/or in the event any federal and/or state agency, bureau, department, subdivision, commission, body, authority and/or quasi-government corporation, which regulates the Borrower and/or Borrower’s business, seizes and/or takes control of Borrower’s business and/or Borrower’s assets and/or closes and terminates the business operations of Borrower, Lender shall be entitled to reasonable legal fees and costs in connection with: (1) the enforcement of the terms and provisions of this Note; (2) collection of amounts owed by Borrower to Lender under this Note; (3) any bankruptcy, dissolution, insolvency or receivership proceeding filed by and/or against Borrower and/or Subsidiary; (4) defense of any lawsuit filed against Lender by Borrower; (5) execution against assets of Borrower; and/or (6) any action and/or proceeding by any federal and/or state agency, bureau, department, commission, body, authority, subdivision or quasi-government corporation, which regulates the Borrower and/or Subsidiary and/or Borrower’s business and/or Subsidiary’s business which results in the seizure and/or taking control of Borrower’s business and/or Borrower’s assets and/or Subsidiary’s business and/or Subsidiary’s assets and/or which results in the closing and terminating of the business operations of Borrower and/or Subsidiary.  Costs and expenses include but are not limited to Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy, dissolution, insolvency or receivership proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.

12.           WAIVERS.  Borrower hereby waives:

12.1         All rights to trial by jury with regards to any and all issues, matters, actions, causes of action, and/or claims sounding in contract, law, equity, tort or otherwise, arising directly or indirectly out of or relating directly or indirectly to the Revolving Line of Credit, this Note and/or the Loan Agreement, the enforcement and/or to the interpretation of the Revolving Line of Credit, this Note and/or the Loan Agreement and/or any action or conduct taken or omitted from being taken by Lender and its present and former officers, agents, employees, representatives, attorneys and servants. Lender may file an original counterpart or copy of this Section of this Note with any court as written evidence of the consent of Borrower to the waiver of Borrower’s right to a trial by jury.  Borrower hereby acknowledges that Borrower has had ample opportunity to consult with counsel for Borrower concerning the impact on Borrower’s legal rights and remedies of this waiver and Borrower hereby voluntarily, intelligently and knowingly waives the right to a trial by jury.

12.2             The right to any notice of the occurrence of a default under this Note.

12.3             Benefits and protections of the legal and equitable doctrines of marshalling of assets and election of remedies.

12.4             The right to any notice that Lender has ceased making advances to Borrower under the Revolving Line of Credit.

12.5             The right to any notice prior to Lender exercising any rights and remedies against Borrower, including but not limited to right of Lender to accelerate and right to impose the default rate of interest as provided for in the Note.

12.6             Notice of default, dishonor, notice of dishonor, protest, notice of protest presentment and any and all notices required under Article 3 of the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania.

13.           GOVERNING LAW.  This Note will be governed by, interpreted, construed and enforced in accordance with federal law and the laws of the Commonwealth of Pennsylvania.  This Note has been accepted by Lender in the Commonwealth of Pennsylvania.

14.           CHOICE OF VENUE AND JURISDICTION.  Borrower consents and agrees that, at the sole discretion of Lender, any and all legal and equitable proceedings arising directly or indirectly out of or relating directly or indirectly to the Revolving Line of Credit, this Note and/or the Loan Agreement, the enforcement and/or to the interpretation of the Revolving Line of Credit, this Note and/or the Loan Agreement and/or any action or conduct taken or omitted from being taken by Lender and its present and former officers, agents, employees, representatives, attorneys and servants shall be maintained in the Courts of Common Pleas of Cumberland County, Pennsylvania.  Borrower hereby voluntarily, intelligently and knowingly consents to personal jurisdiction and venue in favor of the Courts of Common Pleas of Cumberland County, Pennsylvania.  Borrower hereby acknowledges that Borrower has had ample opportunity to consult with counsel for Borrower concerning the impact on Borrower’s legal rights and remedies of this consent to venue and jurisdiction. Lender may file an original counterpart or copy of this Section of this Note with any court as written evidence of the consent of Borrower to jurisdiction and venue of the Court of Common Pleas of Cumberland County, Pennsylvania.

15.           RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff against all Borrower’s accounts with Lender and/or in the possession and control of Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this right of set off does not include any trust accounts, escrow accounts, funds or assets which Borrower holds as a fiduciary and/or which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on Obligations of Borrower against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

16.           SUCCESSOR INTERESTS.  The terms and provisions of this Note shall be binding upon Borrower and upon Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns.  However, Borrower may not assign this Note or the rights and privileges set forth in this Note without the prior written consent of a duly authorized officer of Lender.

17.           PARTICIPATIONS.  Lender may transfer, assign and/or sell participation(s) in this Note, the Revolving Line of Credit and Loan Agreement at any time without the consent of Borrower and any requirement on the part of Lender to notify Borrower.

18.           GENERAL PROVISIONS.  Paragraph headings contained herein are for descriptive purposes only and do not form part of the terms and provisions of this Note.

19.           ENTIRE AGREEMENT.  This Note and the Loan Agreement contain all of the terms, provisions, covenants and conditions concerning the extension of the Revolving Line of Credit and there are no terms, provisions, covenants and conditions concerning the Revolving Line of Credit that are not set forth in this Note and the Loan Agreement.

20.           INTEREST RATE ON JUDGMENT.  In the event any judgment is entered in favor of Lender and against Borrower on this Note, the interest rate on any judgment will be the rate provided for in this Note.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS REVOLVING LINE OF CREDIT PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER: Frederick County Bancorp, Inc.

By:	/s/ William R. Talley, Jr.	(SEAL)	By:	/s/ Martin S. Lapera	(SEAL)
	William R. Talley, Jr., Assistant Secretary			Martin S. Lapera, President

[AFFIX CORPORATE SEAL]